FORM OF LETTER TO STOCKHOLDERS

                      [Letterhead of U.S. Industries, Inc.]


                                                                October __, 1998


Dear Stockholder:

     On October 15, 1998, the Board of Directors adopted a Stockholder Rights Plan. This letter briefly describes the Rights Plan and the Board's reasons for adopting it.

     The Rights Plan was not adopted in response to any specific effort to acquire control of the Company. Rather, it was adopted to protect stockholders against an unsolicited attempt to acquire control of the Company by means of an accumulation of shares in the open market, a partial or two-tier tender offer, an offer for the Company at less than a full and fair price, a "market sweep" or other prevalent takeover tactics which the Board believes are not in your best interests.

     The Rights Plan is not intended to and will not prevent a takeover of the Company at a full and fair price, including a tender or exchange offer for all outstanding shares of Common Stock of the Company approved by a majority of the Board of Directors. However, the Rights Plan may cause substantial dilution to a person or group that acquires 15% or more of the Company's voting stock unless the rights are first redeemed by the Board of Directors.

     The Rights Plan does not in any way weaken the Company's financial strength or interfere with its business plans. The issuance of the Rights has no diluting effect, will not affect reported earnings per share, is not taxable to the Company or you and will not change the way in which the Company's shares are traded.

     The Rights should not interfere with any merger or other business combination that is in the best interests of the Company and its stockholders, since the Rights may be redeemed by the Company at $0.01 per Right in cash.

     A summary of the terms of the Rights Plan is attached. The summary is not complete and is qualified in its entirety by the Rights Agreement relating thereto, a copy of which can be obtained free of charge from U.S. Industries, Inc., 101 Wood Avenue South, Iselin, NJ 08830, Attention: Corporate Secretary.

     In adopting the Rights Plan, the Board has expressed its confidence in the Company's future and the Board's determination that you, the stockholders, be given every opportunity to participate fully in that future.

                                    On behalf of the Board of Directors,

                                             [Reverse of Letter to Stockholders]



                              U.S INDUSTRIES, INC.
                             SUMMARY OF RIGHTS PLAN

Distribution and   On  October  15,  1998,  the Board of  Directors  declared a
Transfer of        dividend  of one Right on each  outstanding  share of Common
Rights; Rights     Stock of the  Company  held by  stockholders  of  record  on
Certificates:      October 29, 1998. Prior to the Distribution Date, the Rights
                   will be evidenced by and trade with the Common Stock and will not be exercisable. After the Distribution Date, the Company will mail Rights Certificates to stockholders and the Rights will become transferable apart from the Common
                   Stock.

Distribution Date: Unless earlier  redeemed,  the Rights become  exercisable by each record holder thereof, other than an Acquiring Person (as defined below) on the earlier of (i) the first date (the "Stock Acquisition Date") on which there is a public announcement that a person or group has become an Acquiring Person (or such earlier or later date (not beyond the 30th day after the Stock Acquisition Date) as the Board of Directors may determine) and (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as a person or group becomes an Acquiring Person) after a person or group commences, or announces the intention to commence, a tender or exchange offer the consummation of which would result in the ownership of 15% or more of the Company's outstanding voting stock.

Acquiring Person:  An  "Acquiring  Person"  is any  person or group that is the beneficial owner of 15% or more of the voting stock of the Company; provided, however, that an Acquiring Person does not include (i) Harris Associates L.P. and its associates and affiliates ("Harris"), (ii) the Company, any subsidiary of the Company or any employee benefit plan or employee stock plan of the Company, or (iii) any person or group whose ownership of 15% or more of the voting stock of the Company results solely from (a) transactions approved by the Board of Directors before such person or group became an Acquiring Person or (b) a reduction in the number of issued and outstanding shares of voting stock of the Company pursuant to transactions approved by the Board of Directors.

                   Harris will become an Acquiring Person if Harris (A) acquires an additional 1% or more of the voting stock of the Company or (B) commences, or announces an intention to commence, a tender or exchange offer upon the successful completion of which Harris would be the owner of 15% or more of the outstanding voting stock of the Company.

Preferred  Stock:  Each one  one-hundredth  of a share of  Preferred  Stock has economic and voting terms equivalent to one share of Common Stock.

Exercise of        After  the  Distribution   Date,  each  Right  entitles  the
Rights; Exercise   registered   holder  to   purchase   from  the  Company  one
Price:             one-hundredth  (1/100) of a share of preferred  stock of the
                   Company,  designated as Series A Junior Preferred Stock (the
                   "Preferred  Stock") at a price (the "Exercise Price") of $65 per one one-hundredth (1/100) of a share of Preferred Stock.
                   Invalidation  If any person or group  becomes  an  Acquiring
                   Person,  other  than  pursuant  of  Rights:  to a tender  or exchange offer for all outstanding shares of Common Stock of
                   the  Company   approved  by  a  majority  of  the  Board  of
                   Directors, Rights held by such person or group (or its transferees) shall automatically become null and void.

"Flip-in" Trigger: If any person becomes an Acquiring Person,  then, each Right will automatically become a right to buy, for the Exercise Price, the greater of (1) the number of one one-hundredths of a share of Preferred Stock for which the Right was exercisable prior to the person or group becoming an Acquiring Person or (2) the number of one one-hundredths of a share of Preferred Stock, based on the fair market value of the Preferred Stock (determined in accordance with the Rights Agreement) on the first date that a person or group becomes an Acquiring Person, having a value equal to twice the Exercise Price.

Exchange Option:   The Board of Directors may, at its option, at any time after the tenth day following the Stock Acquisition Date and prior to the time that an Acquiring Person becomes the owner of more than 50% of the outstanding voting stock, exchange all of the then outstanding Rights for shares of Common Stock at an exchange rate of one share of Common Stock per Right.

"Flip-over"        If, at any time after a person or group becomes an Acquiring
Trigger:           Person,  the  Company  is  acquired  in a  merger  or  other business combination or sells or otherwise transfers to any persons assets or earning power aggregating more than 50% of the assets or earning power of the Company, then each holder of a Right will have the right to receive, upon payment of the Exercise Price, that number of shares of Common Stock having a value equal to twice the Exercise Price.

Redemption:        The Rights may be redeemed by the Board of Directors, at any time before the tenth day  following  the Stock  Acquisition
                   Date, at a Redemption Price of $0.01 per Right.

Power to Amend:    For as long as the Rights are then  redeemable,  the Company may amend the Rights in any manner,  including  an amendment to  extend  the time  period  in  which  the  Rights  may be
                   redeemed.   At  any  time  when  the  Rights  are  not  then
                   redeemable, the Company may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such.

Expiration:        Unless earlier redeemed, the Rights will expire at the close of business on October 15, 2008 (or if the Distribution Date
                   Occurs before October 15, 2008, at the close of business on the 90th day following the Distribution Date).